Exhibit 99.1

Heritage Reports Fourth Quarter 2024 Results

Tampa, FL – March 11, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter of 2024 financial results.

Fourth Quarter 2024 Result Highlights

•

Net income of $20.3 million or $0.66 per diluted share, a decrease compared to net income of $30.9 million or $1.15 per diluted share in the prior year quarter. Fourth quarter of 2024 included a $57.0 million pre-tax impact related to Hurricane Milton losses and associated reinstatement premium.

•	Gross premiums earned of $360.4 million, up 6.1% from $339.6 million in the prior year quarter.

•	Net premiums earned of $199.3 million, up 12.1% from $177.7 million in the prior year quarter.

•	Net loss ratio of 54.7%, an increase of 3.7 points from 51.0% in the prior year quarter, driven by catastrophic weather events as described herein.

•	Net expense ratio of 35.0%, up 1.1 points from 33.9% in the prior year quarter.

•	Net combined ratio of 89.7%, up 4.8 points from 84.9% in the prior year quarter.

•	Book value per share of $9.50 at December 31, 2024, up 30.3% from year-end 2023 and up 85.2% from year-end 2022.

“The year 2024 was marked by numerous destructive hurricanes affecting communities across the Southeastern United States and in 2025, we’ve seen devastating wildfires affect residents of California,” remarked Ernie Garateix, Heritage CEO. “I am very proud of the support that our employees have provided to our policyholders as they work to recover from these catastrophic events. We have had employees in the impacted communities working with our customers to ensure their claims were processed timely to provide our insureds with the resources they need during such a challenging time.”

Mr. Garateix continued, “Our financial foundation continues to strengthen and provides our customers with the confidence that we will stand behind them during the most difficult times. Our fourth quarter results clearly demonstrate our efforts over the last several years to attain rate adequacy, manage exposure, and enhance our underwriting discipline. One of our strategic goals is to achieve consistent long-term earnings and drive shareholder value and our 2024 results clearly demonstrate the successful achievement of this goal. Despite the impact of catastrophic weather resulting in retention events in each of the third and fourth quarters as well as reinstatement premium related to Hurricane Milton losses, we maintained our profitability due to the diversity of our book of business, our disciplined underwriting and exposure management, and the strides that we have made toward rate adequacy.”

Mr. Garateix added, “As a result of our focused efforts, we are now positioned to strategically re-open territories for new personal lines business. We plan to continue to allocate capital to profitable geographies and products and apply our underwriting and pricing discipline as we strive to deliver profitable growth in 2025. We are beginning to see positive impacts from legislative actions taken in Florida to reduce abusive claims practices as well as stabilization of reinsurance pricing. These positive factors, coupled with our strategic initiatives, provides me with optimism that Heritage can deliver consistent long-term profitability. Additionally, I would like to thank our dedicated reinsurance partners who have supported our business throughout multiple catastrophic events over the last several years and look forward to their continued partnership as we work to expand the Company.”

Strategic Profitability Initiatives

Over the past three years the Company has focused on three main strategic initiatives aimed at achieving consistent long-term quarterly earnings and driving shareholder value, including:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Maintaining a balanced and diversified portfolio.

Notable Achievements of Our Strategic Profitability Initiatives Since Launch in 2022

•	12 consecutive quarters of achieving in-force premium growth.

•	Reduced policies in force by 26.5%; reduced TIV by 10.3%, while increasing in-force premium by nearly 12.0%.

•	Reduced exposures in over concentrated areas and in geographies where adequate rates were not achieved.

•	Grew the commercial portfolio in-force premium by nearly 100%.

•	Achieved rate adequacy in over 90% of our served markets.

•	Launched E&S in several states that has now grown to over $46.0 million of in-force premium.

Strategic Initiatives for 2025

•	Re-open profitable geographies and allocate capital to sustain profits and margin.

•	Persistent underwriting discipline and focus on rate adequacy.

•	Continued data driven analytics to drive exposure management.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth and achieve robust return on equity with the business generated. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three-months and year ended December 31, 2024 and 2023 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change		2024	2023	Change
Total revenue	$210,264	$186,967	12.5%		$816,985	$735,498	11.1%
Net income	$20,293	$30,943	(34.4)%		$61,539	$45,307	35.8%
Earnings Per Diluted Share	$0.66	$1.15	(42.6)%		$2.01	$1.73	16.2%
Book value per share	$9.50	$7.29	30.3%		$9.50	$7.29	30.3%
Return on equity*	28.5%	66.6%	(38.1)	pts	24.1%	25.8%	(1.7)	pts
Underwriting summary
Gross premiums written	$338,742	$326,723	3.7%		$1,432,942	$1,343,101	6.7%
Gross premiums earned	$360,448	$339,631	6.1%		$1,406,106	$1,323,643	6.2%
Ceded premiums	$(161,170)	$(161,919)	(0.5)%		$(638,246)	$(626,458)	1.9%
Net premiums earned	$199,278	$177,713	12.2%		$767,860	$697,185	10.1%
Ceded premium ratio	44.7%	47.7%	$(3.0)	pts	45.4%	47.3%	$(1.9)	pts
Ratios to Net Premiums Earned:
Loss ratio	54.7%	51.0%	3.7	pts	58.2%	61.1%	(2.9)	pts
Expense ratio	35.0%	33.9%	1.1	pts	36.0%	35.2%	0.8	pts
Combined ratio	89.7%	84.9%	4.8	pts	94.2%	96.3%	(2.1)	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC, and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Fourth Quarter 2024 Results:

Fourth quarter 2024 net income was $20.3 million or $0.66 per diluted share, despite the financial impact from Hurricane Milton of $57.0 million in the quarter. This compares to net income of $30.9 million or $1.15 per diluted share in the prior year quarter, which did not have any major weather events. Additionally, a higher effective tax rate caused the provision for income taxes in the current year quarter to be proportionately higher compared to the prior year quarter.

Premiums-in-force were $1.43 billion as of fourth quarter 2024, an increase of 5.7% compared to $1.36 billion as of fourth quarter 2023. The fourth quarter of 2024 represents our twelfth consecutive quarter of driving higher in-force premium despite reductions in policy count.

Gross premiums written of $338.7 million were up 3.7% from $326.7 million in the prior year quarter, reflecting organic growth of our commercial residential and surplus lines business and rate actions throughout the book of business. The use of inflation guard, which ensures appropriate property values, also contributed to higher gross premiums written over the prior year quarter. Our intentional targeted exposure management actions taken over the last several years are expected to level out in 2025 as the Company continues its controlled growth strategy, which includes growing our personal lines policy count.

Gross premiums earned were $360.5 million, up 6.1% from $339.6 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months as described above.

Net premiums earned were $199.3 million, up 12.2% from $177.7 million in the prior year quarter, reflecting higher gross premiums earned, coupled with flat ceded premiums from the prior year quarter.

Ceded premium ratio was 44.7%, down 3.0 points from 47.7% in the prior year quarter driven by growth in gross premiums earned and flat ceded premium, resultant from a reduction in reinsurance ceded on the Northeast net quota share program, which was offset by higher catastrophe excess of loss ceded premium and reinstatement premium associated with Hurricane Milton.

Net loss ratio was 54.7%, a 3.7 point increase from 51.0% in the same quarter last year reflecting higher net losses and LAE driven by Hurricane Milton in the current year quarter. The increase in net losses and LAE from Hurricane Milton was partly offset by lower attritional losses. Net weather losses for the current accident quarter were $45.6 million, an increase of $34.6 million from $11.0 million in the prior year quarter. Catastrophe losses in the current quarter were $40.0 million compared to $3.1 million in the prior year quarter. Other weather losses totaled $5.6 million, a decrease from the prior year quarter amount of $7.9 million. Additionally, the net loss ratio was impacted by net unfavorable loss development of $3.8 million in the fourth quarter of 2024, compared to net unfavorable loss development of $1.8 million in the fourth quarter of 2023.

The net expense ratio was 35.0%, a 1.1 point increase from the prior year quarter amount of 33.9%, driven primarily by the increase in higher policy acquisition costs and general and administrative expenses outpacing the increase in net premiums earned.

Net combined ratio of 89.7% increased 4.8 points from 84.9% in the prior year quarter, driven by a higher net loss ratio and higher net expense ratio as described above.

Net investment income, inclusive of realized gains (losses), was $7.8 million, up $2.0 million, or 34.4%, from $5.8 million in the prior year quarter reflecting larger investment balances coupled with actions to align the investments with the yield curve, while maintaining a high-quality portfolio of short duration.

The effective tax rate was 29.9% compared to 6.7% in the prior year quarter. The effective tax rate for the current year quarter was slightly higher than the statutory rate, caused by updated estimates used in the quarterly tax provision which drove an increase in income tax expense for the quarter. The effective tax rate for the prior year quarter was significantly lower than the statutory rate, driven by the tax benefit of a decrease in the valuation allowance for Osprey Re, our captive reinsurer. The impact of permanent tax differences on projected results of operations for the calendar year impacts the effective tax rate, which can also fluctuate throughout the year as estimates used in the quarterly tax provision are updated with additional information.

Supplemental Information:

	At December 31,
Policies in force:	2024	2023	% Change
Florida	133,775	153,387	(12.8)%
Other States	255,700	297,288	(14.0)%

Total	389,475	450,675	(13.6)%

Premiums in force:
Florida	$707,196,956	$695,010,638	1.8%
Other States	726,047,974	661,392,787	9.8%

Total	$1,433,244,930	$1,356,403,425	5.7%

Total Insured Value:
Florida	$102,661,095,301	$103,535,162,876	(0.8)%
Other States	264,950,913,861	286,860,809,967	(7.6)%

Total	$367,612,009,162	$390,395,972,843	(5.8)%

Book Value Analysis:

	As Of
Book Value Per Share	December 31, 2024	December 31, 2023	December 31, 2022
Numerator:
Common stockholders’ equity	$290,799	$220,280	$131,039
Denominator:
Total Shares Outstanding	30,607,039	30,218,938	25,539,433

Book Value Per Common Share	$9.50	$7.29	$5.13

Book value per share of $9.50 at December 31, 2024, was up 30.3% from fourth quarter 2023 and up 85.2% from fourth quarter 2022. The increase from December 31, 2023 is primarily attributable to net income as well as a $8.7 million reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates, with the reduction in unrealized losses driven by lower interest rates during 2024. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.1 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration high credit quality portfolio.

Conference Call Details:

Wednesday, March 12, 2025 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Fixed maturities, available-for-sale, at fair value	$655,555	$560,682
Equity securities, at fair value	1,936	1,666
Other investments, net	5,952	7,067

Total investments	663,443	569,415
Cash and cash equivalents	452,666	463,640
Restricted cash	10,979	9,699
Accrued investment income	5,592	4,068
Premiums receivable, net	102,134	89,490
Reinsurance recoverable on paid and unpaid claims, net	740,204	482,429
Prepaid reinsurance premiums	309,802	294,222
Income tax receivable, net	—	13,354
Deferred income tax asset, net	13,876	11,111
Deferred policy acquisition costs, net	63,204	69,256
Property and equipment, net	38,080	33,218
Right-of-use lease asset, finance	15,082	17,606
Right-of-use lease asset, operating	5,850	6,835
Intangibles, net	36,372	42,555
Other assets	11,640	12,674

Total Assets	$2,468,924	$2,119,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$1,042,687	$845,955
Unearned premiums	702,707	675,921
Reinsurance payable	227,060	159,823
Long-term debt, net	116,319	119,732
Advance premiums	15,186	23,900
Income taxes payable, net	846	—
Accrued compensation	8,926	9,461
Lease liability, finance	18,071	20,386
Lease liability, operating	6,945	8,076
Accounts payable and other liabilities	39,378	36,039

Total Liabilities	$2,178,124	$1,899,292

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	362,644	360,310
Accumulated other comprehensive loss, net of taxes	(28,604)	(35,250)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	87,656	26,117

Total Stockholders’ Equity	290,799	220,280

Total Liabilities and Stockholders’ Equity	$2,468,924	$2,119,572

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE:
Gross premiums written	$338,742	$326,723	$1,432,942	$1,343,101
Change in gross unearned premiums	21,706	12,908	(26,836)	(19,458)

Gross premiums earned	360,448	339,631	1,406,106	1,323,643
Ceded premiums	(161,170)	(161,919)	(638,246)	(626,458)

Net premiums earned	199,278	177,712	767,860	697,185
Net investment income	8,510	6,708	36,631	25,756
Net realized losses and impairment	(722)	(923)	(705)	(972)
Other revenue	3,198	3,469	13,199	13,529

Total revenue	210,264	186,967	816,985	735,498
EXPENSES:
Losses and loss adjustment expenses	109,065	90,634	447,048	426,129
Policy acquisition costs	48,528	43,408	191,189	167,610
General and administrative expenses	21,153	16,755	85,138	77,777
Intangible asset impairment	—	—	—	767

Total expenses	178,746	150,797	723,375	672,283

Operating income	$31,518	$36,170	$93,610	$63,215
Interest expense, net	2,569	2,999	10,934	11,210

Income before taxes	$28,949	$33,169	$82,676	$52,005

Provision for income taxes	8,655	2,226	21,136	6,698

Net income	$20,293	$30,943	$61,539	$45,307

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	(11,582)	18,724	8,771	23,388
Reclassification adjustment for net realized investment (gains) losses	(34)	246	(51)	636
Income tax expense related to items of other comprehensive income	2,742	(4,502)	(2,074)	(5,690)

Total comprehensive income	$11,419	$45,412	$68,185	$63,641

Weighted average shares outstanding
Basic	$30,670,779	$26,823,399	$30,595,348	$26,193,065
Diluted	$30,730,042	$26,882,661	$30,654,611	$26,252,328
Earnings per share
Basic	$0.66	$1.15	$2.01	$1.73
Diluted	$0.66	$1.15	$2.01	$1.73

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including our strategy to continue allocating capital to profitable geographies and products, applying our underwriting and pricing discipline, evaluating more states for E&S opportunities, pursuing controlled growth and maintaining a balanced and diversified portfolio, and the results of our strategy; our initiatives relating to re-opening profitable geographies and allocating capital to sustain profits and margin, persistent underwriting discipline and focus on rate adequacy and continued data driven analytics to drive exposure management; our expectations regarding the amount of rates which we believe will provide a healthy tailwind to our financial results; the impact of our reinsurance program and earned premium growth on our future ceded premium ratio; our expectation regarding the lack of need to sell investments in advance of maturity and the subsequent effect on our portfolio; our expectation of losses from Hurricane Milton and the California Wildfires; our expectations regarding the impacts of legislative changes, including with respect to reinsurance rates; and our expectations regarding profit and growth.

The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

jlillis@soleburystrat.com